Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-90808, 333-165870, 333-173246, 333-202772, No. 333-274148 on Form S-8 of CRH public limited company (“CRH plc”) and No. 333-273244 on Form F-3 of CRH plc, CRH America, Inc. and CRH America Finance, Inc. of our reports dated February 29, 2024, relating to the financial statements of CRH plc and the effectiveness of CRH plc’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte Ireland LLP
Dublin, Ireland
February 29, 2024